Exhibit 99.1

+News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Announces Profits for 1st Quarter

LOS ANGELES, CA — (BUSINESS WIRE) — May 3, 2016 — Broadway Financial Corporation (the “Company”) (NASDAQ Capital Market: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported net income of $633 thousand, or $0.02 per diluted share, for the first quarter of 2016, compared to net income of $1.3 million, or $0.04 per diluted share, for the first quarter of 2015.  The lower earnings during the first quarter of 2016 primarily resulted from a decrease of $288 thousand in net interest income, a decrease of $86 thousand in non-interest income, and a loan loss provision recapture that was $450 thousand lower than the first quarter of 2015.  These decreases were partially offset by a decrease of $159 thousand in non-interest expense in the first quarter of 2016 compared to the first quarter of last year.

Chief Executive Officer, Wayne Bradshaw commented, “I am pleased to announce that Broadway continues to expand its position as a leading lender for multi-family residential properties located within low-to-moderate income communities in Southern California.  During the first quarter we increased originations of multi-family loans by 10.4% to $27.8 million, while maintaining a clean portfolio with no foreclosed real estate as of March 31, 2016, and total delinquent loans of only $1.1 million, or 0.29% of total assets.”

He further commented, “During the first quarter, the regulatory order applicable to the Company was terminated by the Federal Reserve, complementing the termination of the regulatory order applicable to Broadway Federal Bank by the Office of the Comptroller of the Currency in November 2015.  As a result, our team of dedicated employees have successfully restored Broadway as a safe and sound financial institution, and we look forward to focusing our efforts on increasing profits and stockholder value.”

Net Interest Income

For the first quarter of 2016, net interest income decreased by $288 thousand or 9.7% from the first quarter of 2015 due to the impact of a decrease of 60 basis points in the average yield on loans, which more than offset the impact of an increase of $14.6 million in the average balance of loans receivable.  The average yield on loans decreased to 4.33% because the yields on the multi-family loans sold during 2015 were greater than the yields on the single family loans purchased during the fourth quarter of 2015 and the multi-family loans originated in the first quarter of 2016.  As previously disclosed, the Bank sold $164.1 million of multi-family loans in 2015 to comply with loan concentration limits required by the Office of the Comptroller of the Currency (the “OCC”).  The decrease in average yield on the Bank’s loans reduced interest income by $469 thousand during the first quarter of 2016.

The average balance of loans receivable increased primarily because the Bank originated $27.8 million of multi-family loans during the first quarter of 2016.  The increase in the average balance of loans receivable during the first quarter of 2016, compared to the first quarter of 2015, increased interest income by $174 thousand.

Net interest income was also lower because the interest expense on deposits increased by $102 thousand in the first quarter of 2016, primarily due to an increase of $41.6 million in the average balance of deposits.  Also, the average cost of deposits increased slightly from 0.76% to 0.79%.  The higher interest expense on deposits was offset by a decrease of $104 thousand in interest expense on borrowings, primarily reflecting a decrease of $13.1 million in the average balance of FHLB advances and a decrease of 18 basis points in the average cost of FHLB advances during the first quarter of 2016.  The average cost of all liabilities decreased by 10 basis points during the first quarter of 2016.

During the first quarter of 2016, net interest margin was 2.79%, as compared to 3.43% during the first quarter of 2015.  The decline in margin reflects the change in the Bank’s loan mix related to complying with loan concentration limits required by the OCC, as well as the low interest rate environment.

Loan Loss Provision Recapture

The Company recorded a loan loss provision recapture of $300 thousand for the first quarter of 2016, compared to $750 thousand for the first quarter of 2015.  The loan loss provision recapture during the first quarter of 2016 was primarily due to payoffs and recoveries of problem loans, as well as continued improvement in the overall quality of its loan portfolio.

Non-interest Income

Non-interest income for the first quarter of 2016 totaled $543 thousand, compared to $629 thousand for the first quarter of 2015.  Non-interest income decreased by $86 thousand primarily because the Bank did not sell any loans during the first quarter of 2016, whereas the Bank recorded a gain of $134 thousand from the sale of $12.3 million of multi-family loans during the first quarter of 2015.  Additionally, the amount of a grant received from the U.S. Department of the Treasury’s Community Development Financial Institutions (CDFI) Fund was lower by $90 thousand in the first quarter of 2016, compared to the first quarter of 2015.  These decreases in non-interest income were partially offset by an increase of $20 thousand in service charges on deposit accounts and an early withdrawal fee of $80 thousand.

Non-interest Expense

Non-interest expense for the first quarter of 2016 totaled $2.9 million, compared to $3.0 million for the first quarter of 2015.  The decrease of $159 thousand in non-interest expense during the first quarter of 2016 was primarily due to a decrease of $143 thousand in professional services expense, a decrease of $55 thousand in FDIC assessments, a decrease of $23 thousand in corporate insurance expense and a decrease of $45 thousand in other expenses, primarily REO expenses.  Professional services expense decreased by $143 thousand in the first quarter of 2016 primarily because the annual third party credit review was moved to the second quarter of 2016, whereas the Company incurred $89 thousand of fees related to such review in the first quarter of 2015.  Also, professional services expenses were lower during the first quarter of 2016 because the Company’s legal expenses were lower by $41 thousand.  These decreases in non-interest expense were partially offset by an increase of $135 thousand in compensation and benefits expense, primarily reflecting higher bonus payments.

Income Taxes

The Company recorded income tax expense of $2 thousand for the first quarter of 2016 and 2015.  The tax expense for both periods primarily reflected the statutory minimum taxes payable to the state of California, and the use of net operating loss carryforwards to offset current taxable income in the periods presented.  As of March 31, 2016, the Company had $4.6 million of deferred tax assets, net of a $2.4 million valuation allowance.

Balance Sheet Summary

Total assets decreased by $15.6 million to $387.3 million at March 31, 2016 from $402.9 million at December 31, 2015, primarily because the Bank used cash to redeem $15.0 million of certificates of deposit.  Total cash and cash equivalents decreased $31.8 million, reflecting investments in loans receivable, which increased $15.7 million, and securities, which increased $1.1 million, as the Bank invested excess Federal Funds in multi-family residential loans and securities to improve the yield on interest-earning assets.

Loans receivable, net of the allowance for loan losses, totaled $319.9 million at March 31, 2016, representing an increase of $15.7 million compared to the balance of $304.2 million at December 31, 2015.  Loan originations during the first quarter of 2016 totaled $27.8 million, compared to $25.2 million during the first quarter of 2015.  Loan repayments during the first quarter of 2016 totaled $12.6 million, compared to $16.8 million during the first quarter of 2015.  There were no loan sales during the first quarter of 2016, compared to $12.3 million during the first quarter of 2015.

Deposits decreased by $15.2 million to $257.4 million at March 31, 2016 from $272.6 million at December 31, 2015, which consisted of a decrease of $15.0 million in certificates of deposit (“CDs”) and a decrease of $171 thousand in core deposits.  Of the $15.0 million decrease in CDs, $10.0 million was from one deposit relationship and $1.2 million was from QwickRate CD maturities.

During the first quarter of 2016, FHLB advances and junior subordinated debentures remained unchanged at $72.0 million and $5.1 million, respectively.

Stockholders’ equity was $46.9 million, or 12.11% of the Company’s total assets, at March 31, 2016, compared to $46.2 million, or 11.46% of the Company’s total assets, at December 31, 2015.  The Company’s book value was $1.61 per share as of March 31, 2016, compared to $1.59 per share as of December 31, 2015.

At March 31, 2016, the Bank’s Total Capital ratio was 20.45% and its Leverage ratio (Tier 1 Capital to adjusted total assets) was 12.02%, compared to a Total Capital ratio of 20.71% and a Leverage ratio of 11.56% at December 31, 2015.  During the first quarter of 2016, Tier 1 Capital and Total Capital increased by $723 thousand and $804 thousand, respectively, primarily due to Bank’s year-to-date net income.  Despite an increase in Total Capital, the Bank’s Total Capital ratio decreased slightly during the first quarter of 2016 as the Bank invested its excess cash and cash equivalents in loans receivable and securities, which increased the Bank’s risk-weighted assets.

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned subsidiary, Broadway Federal Bank, f.s.b., which is the leading community-oriented savings bank in Southern California serving low-to-moderate income communities.  We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits and retirement accounts.  The Bank operates three full service branches, two in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to:  Broadway Financial Corporation, Investor Relations, 5055 Wilshire Blvd., Suite 500, Los Angeles, CA 90036, or visit our website at www.broadwayfederalbank.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based upon our management’s current expectations, and involve risks and uncertainties.  Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes, risks associated with the Company’s efforts to implement new digital platforms for our customers, control expenses, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.  The Company undertakes no obligation to revise any forward-looking statement to reflect any future events or circumstances, except to the extent required by law.

SOURCE:  Broadway Financial Corporation

Contact: Wayne-Kent A. Bradshaw, Chief Executive Officer, (323) 556-3248: or

Brenda J. Battey, Chief Financial Officer, (323) 556-3264; or

investor.relations@broadwayfederalbank.com

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY

Selected Financial Data and Ratios (Unaudited)

(Dollars in thousands, except per share data)

	March 31, 2016	December 31, 2015
Selected Financial Condition Data and Ratios:
Total assets	$387,280	$402,912
Gross loans receivable	324,415	308,999
Allowance for loan losses	(4,534)	(4,828)
Cash and cash equivalents	35,991	67,839
Securities available for sale, at fair value	15,209	14,140
Deposits	257,409	272,614
FHLB advances	72,000	72,000
Junior subordinated debentures	5,100	5,100
Total stockholders’ equity	46,890	46,163

Book value per share	$1.61	$1.59
Equity to total assets	12.11%	11.46%

Asset Quality Ratios:
Non-performing loans to total loans	1.26%	1.37%
Non-performing assets to total assets	1.06%	1.14%
Allowance for loan losses to total gross loans	1.40%	1.56%
Allowance for loan losses to total delinquent loans	405.18%	334.12%
Allowance for loan losses to non-performing loans	110.53%	114.22%

Non-Performing Assets:
Non-accrual loans	$4,102	$4,227
Loans delinquent 90 days or more and still accruing	—	—
Real estate acquired through foreclosure	—	360
Total non-performing assets	$4,102	$4,587

	Three Months Ended March 31,
	2016		2015
Selected Operating Data and Ratios:
Interest income	$3,615		$3,905
Interest expense	944		946
Net interest income before loan loss provision recapture	2,671		2,959
Loan loss provision recapture	300		750
Net interest income after loan loss provision recapture	2,971		3,709
Non-interest income	543		629
Non-interest expense	(2,879)		(3,038)
Income before income taxes	635		1,300
Income tax expense	2		2
Net income	$633		$1,298

Earnings per common share — basic and diluted	$0.02		$0.04

Loan originations (1)	$27,848		$25,216	(2)

Net (recoveries) charge-offs to average loans	(0.01	)%(3)	0.06	%(3)
Return on average assets	0.65	%(3)	1.48	%(3)
Return on average equity	5.45	%(3)	13.79	%(3)
Net interest margin	2.79	%(3)	3.43	%(3)

(1) Does not include net deferred origination costs, purchase premiums and discounts.

(2) Includes loans held for sale originations of $12.5 million for the three months ended March 31, 2015.

(3) Annualized